[ EXHIBIT 23.2 - CONSENT OF INDEPENDENT AUDITORS ]

We consent to the incorporation by reference in the Registration Statements filed on Form S-3 of our report dated April 17, 2002 on our audit of the consolidated financial statements included in the 2001 annual report on Form 10-K of Chromatics Color Sciences International, Inc. Our report contains an explannatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

/s/ Richard A. Eisner & Company, LLP

New York, New York
April 23, 2002